Exhibit 4.60

English Translation for Reference Only

Processing Agreement

Contract No.: XSP1210901

The ordering party: China Sunergy (Nanjing) Co., Ltd.	Date of Signing: 4-Aug-12
The contractor: CEEG (Nanjing) Renewable Energy Co., Ltd.	Place of Signing: Nanjing, Jiangsu

Through full and friendly negotiation with regard to the constituting documents of contract and in accordance with relevant laws and regulations of the People's Republic of China, both parties agree to sign this Contract for the purpose of joint compliance:

1. Processing Contents and Fees

			Processing fees (RMB/w)
Name of finished product	Specification	Module quantity (piece)	Tax-excluding receipt	Tax-included unit price	Quantity of product unit consumption cell	Tax-included amount
Solar photovoltaic modules	Mono solar modules (235W-260W)	39909	1.45	1.70	60	15,943,645.50
						15,943,645.50

Total amount (RMB): (In words): RMB Fifteen Million Nine Hundred and Sixty-three Thousand and Six Hundred and Forty-five Point Five Only.

Remarks: 1. Amount of payment for goods includes 17% value-added tax.2. Amount is accounted based on the actual output power.

2. Processing Form

The ordering party provides solar cells of the following specification and quantity.

Name of custom-made object	Specification	Quantity of cell (piece)
Mono 156 cell	Mono, 200um thick, 156×156mm2 full square	760000×0.97= 737200
Mono 156 cell	Mono, 180um thick, 156×156mm2 full square	1050000×0.97=1018500
Mono-like 156 cell	Mono-like, 200um thick, 156×156mm2 full square	950000×0.97=921500

The contractor processes the product pursuant to the requirements: The ordering party provides materials pursuant to the contract agreement, and the contractor shall inspect the materials provided by the ordering party in time based on the contract agreement. If the materials are disqualified, the contractor shall give a notice to the ordering party forthwith for the purpose of replacement or supplement. The contractor shall not replace the materials provided by the ordering party without authorization.

If the ordering party provides drawings and technical specifications, the contractor shall strictly comply with them and accept the inspection by the ordering party.

3. Delivery Time and Place of Custom-made Object

Within forty-five (45) days after the contract takes effect and the cell of the ordering party is received, the contractor submits the custom-made object to Jiangning Economic & Technological Development Zone, Nanjing China Sunergy Warehouse, No. 123, Focheng West Road

4. Goods Packing, Transportation and Insurance, and Settlement Mode of Processing Fees

4.1 Within one (1) month after the custom-made object delivered pursuant to the agreement is qualified in the acceptance by the ordering party and the invoice is entered into account, processing fees are paid to the contractor by telegraphic transfer or bank acceptance.

4.2 Packing meets the long-distance transportation requirements. The contractor bears losses due to improper packing.

The contractor is responsible for the transportation, freight and insurance expenses.

4.4 Account information of contractor (account information of new energy)

Deposit Bank: Jiangning Development Zone Sub-branch of ICBC

Tax No.: 320121797130266 Account No.: 4301021109100121689

Address: No. 68, Shengtai Road, Jiangning Economic & Technological Development Zone, Nanjing

5. Inspection Mode and Term

All quality of goods, including quantity, parameters and appearance, goods type, production conditions and the like must completely meet the requirements of the ordering party. The ordering party shall finish the quality inspection within seven (7) days after receiving the goods and shall raise the quality objection within the above time limit in case of any quality problem; otherwise, it is deemed that the goods delivered by the contractor are qualified. If the ordering party raises the quality objection to the contractor but the contractor does not give any reply over one (1) week after receiving the written notice of quality objection, it is deemed that the contractor agrees with the quality objection requirements of the ordering party.

6. Reasonable Loss Standard and Calculation Method of Subject Matter:

Subject to the actually received goods (module) quantity and quality in the local place of the ordering party.

7. Liability for Breach of Contract:

7.1 If the model, specification and technical parameters of products delivered by the contractor fail to meet the contract agreement, the ordering party is entitled to select refund, replacement with qualified product and price reduction within the quality objection period based on the specific circumstances of products. The contractor shall give a reply within three (3) days after receiving the written handling opinions from the ordering party. If the contractor fails to give any reply within the time limit, it is deemed that the contractor agrees with the handling opinions from the ordering party.

7.2 If the contractor delivers goods exceeding the time limit, the contractor shall pay overdue liquidated damages to the ordering party based on 5/10000 of payment for goods of overdue delivery for each day delay.

7.3 If the contractor fails to delivers goods exceeding the time limit and still fails to perform the delivery obligation over seven (7) days, it is deemed that the contractor cannot deliver goods, the ordering party is entitled to give a notice to the contractor to rescind the contract, the contract is rescinded when the written rescission arrives at the contractor, the contractor shall compensate for losses against the ordering party therefrom, but the contractor does not have the ownership of silicon materials previously provided by the ordering party therefore.

8. Contract Transfer:

Without written consent from the other party, neither party may transfer rights and obligations in whole or in party in this Contract.

9. Contract Confidentiality:

Party A and Party B, their employees, agents, representatives or consultants shall deem all terms and conditions of this Contract and its any supplemental agreement as business secret and shall not disclose them to any third party without the consent from the other party. Otherwise, the default party shall make double compensation for direct or indirect losses against the other party therefrom.

10. Force Majeure:

If either party fails to perform the contract due to force majeure, such party shall give a written notice to the other party within seven (7) days after the incident occurs, submits the written certificates of relevant department within fifteen (15) days after the incident disappears, and is exempted from liabilities in whole or in party based on the effects of force majeure. In case of any force majeure after the delayed performance, no liabilities will be exempted.

11. Incorruptness:

If the Buyer and the Seller and their staff directly or indirectly present cash gift, precious articles, negotiable securities and provide improper interests by other disguised methods to staff of the other party, or either party or its staff engage in the transaction behavior similar to this Contract with staff or any third person introduced by the staff in the name of the company or individual, all above behaviors shall all be deemed as infringement on interests of the other party. The infringing party shall make double compensation for direct or indirect losses caused to the infringed party and the infringing party hereby assumes liquidated damages at 20% of total contract amount to the infringed party every time (the total amount shall not exceed RMB 1 million).

Reports against corruption: Monitoring report mailbox: JC@Chinasunerev.com., report tel.8625-5276 6726

12. No Commercial Fraud:

If the contractor provides the ordering party with false registration data, qualification certificate, information or hides facts and truth in violation of the principle of honesty and trustworthiness so as to cheat the ordering party or final user, it shall assume liquidated damages of 20% of contract amount to the ordering party (the total amount shall not exceed RMB 1 million); this provision doesn't affect liabilities for breach of contract which shall be borne by the contractor according to provisions of other articles.

13. Settlement of Dispute:

Any dispute arising from the effectiveness, performance, interpretation and the like of this Contract shall be settled by both parties in a friendly manner at first. If negotiation fails, such dispute is governed by the local people's court of first instance with jurisdiction of the ordering party. Relevant expenses (including attorney fees, travel expenses, evidence obtaining fees, notarial fees, litigation costs and the like) due to the lawsuit are borne by the losing party.

14. Effectiveness and Miscellaneous:

14.1 This Contract comes into effect after signature and seal by both parties. The contract contents are subject to the printed manuscript. In case of any changes, both parties shall sign, seal and confirm the changes. If the contract text is more than one (1) page, the seal on the perforation shall be affixed.

14.2 This Contract is made in duplicate with each party holding one (1) copy respectively and both having the same legal effect; both parties shall send the original of contract text to each other within three (3) working days after the contract is signed. The facsimile has the same effect as the original.

14.3 With regard to matters uncovered herein, both parties sign a supplemental agreement through negotiation. The supplemental agreement has the same legal effect as this Contract.

The ordering party	The contractor

Name: China Sunergy (Nanjing) Co., Ltd.	Name: CEEG (Nanjing) Renewable Energy Co., Ltd.

/s/ China Sunergy (Nanjing) Co., Ltd.	/s/ CEEG (Nanjing) Renewable Energy Co., Ltd.

Address: No.123, Focheng West Road, Jiangning Economic & Technological Development Zone, Nanjing	Address: No.6, Shuige Road, Jiangning Economic & Technological Development Zone, Nanjing

Legal Representative:	Legal Representative:

Entrusted Agent:	Entrusted Agent:

Tel.: 025-52766661	Tel.:

Fax: 025-52766882	Fax: